INDEPENDENT ACCOUNTANTS’ AWARENESS LETTER

Ameritrade Holding Corporation
Omaha, Nebraska

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Ameritrade Holding Corporation and subsidiaries for the periods ended December 31, 2002 and 2001 and March 28, 2003 and March 29, 2002, as indicated in our reports dated February 11, 2003 and May 7, 2003, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002 and 2001 and March 28, 2003 and March 29, 2002, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
May 14, 2003